PURCHASE AGREEMENT

              PURCHASE AGREEMENT, made as of the 30 day of September, 1996 (this "Agreement"), by and between USA GOLF CENTERS, LTD. #2, a California limited partnership having an address at 14800 Hoover Street, Westminster, California, 92683 ("Assignor"), and WESTMINSTER FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Assignee").


                             W I T N E S S E T H :

              WHEREAS, by Ground Lease, dated August 1, 1992, as amended by the Ground Lease Extension and Modification dated November 20, 1995 (as so amended, the "Lease"), by and between Westminster Memorial Park, a California non-profit corporation, as landlord ("Landlord"), and Assignor, as tenant, Assignor leased approximately 17.4 acres located in the County of Orange, State of California, as more particularly described in the Lease (the "Premises"), on which Assignor now operates a driving range and related facilities; a copy of the Lease is attached hereto as Exhibit A;

              WHEREAS, Assignor desires to assign to Assignee its entire interest as tenant under the Lease and Assignee desires to accept such assignment and assume Assignor's obligations under the Lease on the terms and conditions hereinafter set forth.

              NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:

              1. Agreement to Sell and Purchase. Simultaneously with the execution and delivery of this Agreement and the payment by Assignee to Assignor of the "Purchase Price" as defined and provided in Section 5 below (the "Closing"), pursuant to separate agreements of assignment and assumption, Assignor shall assign, set over and transfer to Assignee all right, title and interest of Assignor in and to the Premises and the Lease, and Assignee shall assume and agree to perform any and all of the obligations to be performed by the tenant under the Lease (as if Assignee executed the Lease originally as tenant thereunder) accruing from and after July 15, 1996 (the "Effective Date"). Assignee shall further agree to be bound by and fully responsible for all of the covenants, agreements, terms, provisions, and conditions of Assignor or tenant under the Lease to be performed by Assignor from and after the Effective Date. At the Closing, Assignor shall deliver possession of the Premises to Assignee, broom clean and free of all tenancies or rights of possession.

              2. Transfer of Other Property. Simultaneously with the execution and delivery of this Agreement, pursuant to a separate bill of sale and agreement of assignment and assumption, Assignor shall sell, assign, transfer and convey to Assignee,






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and Assignee shall purchase and acquire from Assignor, all of Assignor's right, title and interest in and to the following property (collectively, the "Property"):

                      2.1 all furnishings, fixtures, machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with the Premises that are owned by Assignor, and all inventories, supplies, sales, marketing and instructional materials of every kind and description owned by Assignor and relating to the business conducted at the Premises (the "Business"), wherever located, including without limitation, the items described on Exhibit B attached hereto and made a part hereof (the "Personal Property");

                      2.2 the files, books, notices and other correspondence from any governmental agencies, and other records used or employed by Assignor or its affiliates in connection with the ownership and/or operation of the Premises (collectively, the "Records");

                      2.3 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Assignor in connection with the ownership of the Premises (collectively, the "Permits");

                      2.4 the contracts, leases and other agreements of or relating to the operation of the Business described on Exhibit C attached hereto and made a part hereof (the "Contracts");

                      2.5 all accounts receivable of Assignor arising out of the sale of goods or services rendered at the Premises or otherwise in connection with the Business on or after the Effective Date;

                      2.6 any manufacturers' and vendors' warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Claims"); and

                      2.7 any other properties and assets of every kind and nature, real or personal, tangible or intangible, owned by Assignor and relating in any way whatsoever to the Premises or the Business, except to the extent the same relate solely to the Retained Assets or Retained Liabilities.

                      3. Assets to be Retained by Assignor. Anything herein to the contrary notwithstanding, Assignor shall not sell, and Assignee shall not acquire, the following assets of Assignor (the "Retained Assets"):


                              3.1 any rights of Assignor with respect to
insurance policies owned by Assignor or for which Assignor is the named insured;

                              3.2 all cash, funds in bank accounts and cash
equivalents existing as

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of the Closing; and

                               3.3 any patents, trademarks, trademark
registrations, copyrights, copyright registrations, trade names and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing (the "Intangible Assets").

                     4. Assumption of Certain Liabilities. Assignee shall assume and agree to pay and discharge when due all liabilities and obligations of Assignor under the Lease and the Contracts to the extent the same arise from and after the Effective Date (the "Assumed Liabilities"). Assignor shall retain, and Assignee shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Premises or the Property, Assignor or the Business or any predecessor owner of the Lease, the Property or the Business other than the Assumed Liabilities (collectively, the "Retained Liabilities").

                      5. Consideration. In consideration for the assignment of the Lease and the sale of the other Property, Purchaser shall pay the sum of $1,500,000.00 (the "Purchase Price") subject to adjustment as hereinafter provided, payable in cash, certified or bank check or wire transfer simultaneously herewith, $50,000 of such sum to be held and dealt with as provided in the Escrow Agreement dated the date hereof among Assignee, Assignor and Continental Stock Transfer & Trust Company (the "Escrow Agent") (the "Escrow Agreement").

                      6. Apportionments.

                               6. 1 The parties hereto agree that (i) rent
under the Lease and all other operating expenses of Assignor relating to the Premises (i.e., Contract payments, advertising, collections, fees, hired services, insurance, miscellaneous expenses, postage, repairs and maintenance, supplies, taxes, utilities and wages, but specifically not including interest on indebtedness, professional fees and expenses, travel , lodging, depreciation or the cost of inventories), and (ii) all Business income of Assignor, shall be apportioned (on a 30-day month and 360-day year basis) between Assignor and Assignee as of Effective Date based on the portion of each such expense or revenue attributable to the period falling on or before the Effective Date on the one hand, which Assignor shall bear the responsibility and benefit of, and the portion of each such expense or revenue attributable to the period falling after the Effective Date, on the other hand, which Assignee shall bear the responsibility and benefit of (the "Adjustment"). The net Adjustment will be paid by the party owing the same to the other in cash or by certified or official bank check or wire transfer. The expenses and liabilities for which Assignor shall be liable pursuant to this Section shall be included within the meaning of the term "Retained Liabilities". The expenses and liabilities for which Assignee shall be liable pursuant to this Section shall be included in the meaning of the term "Assumed Liabilities".

                               6.2 To the extent that any of the prorations
made pursuant to this




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Article are based upon estimates of payments to be made
and/or expenses to be incurred by Assignee subsequent to the Effective Date, or either party discovers any errors in or omissions in respect of the Adjustment, Assignor and Assignee agree to adjust such prorations promptly upon receipt by Assignor or Assignee, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses.

                               6.3 Assignor and Assignee shall maintain and
make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article shall survive the Closing.

                      7. Representations and Warranties of Assignor. Assignor hereby represents and warrants to Assignee as follows:

                              7.1 Organization; Power and Authority.

                                 7.1.1 Assignor is a limited partnership duly
organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                                 7.1.2 The sole general partner of Assignor is
Hackett Management Corporation ("General Partner"), a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform the obligations of Assignor under this Agreement on behalf of Assignor and to consummate the transactions contemplated hereby on behalf of Assignor.

                                 7.2 Due Authorization and Execution; Effect of
Agreement.

                                 7.2.1 This Agreement has been duly and validly
executed and delivered by Assignor and constitutes the valid and binding obligation of Assignor, enforceable in accordance with its terms (subject to bankruptcy, insolvency or other laws regarding rights of creditors). The execution, delivery and performance by Assignor of this Agreement and the consummation by Assignor of the transactions contemplated hereby and subject to the terms hereof will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Assignor is subject; (b) violate any order, judgment or decree applicable to Assignor; or (c) conflict with or result in a breach of or a default under any term or condition of any agreement or other instrument to which Assignor is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
                                 7.2.2 This Agreement has been duly and validly
executed and





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delivered by General Partner on behalf of Assignor. The execution, delivery and performance by General Partner on behalf of Assignor of this Agreement and the consummation by General Partner on behalf of Assignor of the transactions contemplated hereby and subject to the terms hereof will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which General Partner is subject; (b) violate any order, judgment or decree applicable to General Partner; or (c) conflict with or result in a breach of or a default under any term or condition of any agreement or other instrument to which General Partner is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

                        7.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Assignor of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained as of the Closing.

                        7.4 Compliance with Applicable Laws. To the best of Assignor's knowledge, Assignor is not engaging in any activity or omitting to take any action as a result of which Assignor is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Premises or the Business. Assignor has not received (i) any notice that it is not in compliance with all material requirements imposed in writing by any insurance carrier of Assignor to the extent such carrier is an insurer or indemnitor of the Premises or (ii) any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.

                        7.5 Permits. To the best of Assignor's knowledge, all Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Premises and the Business as currently being conducted have been obtained and are currently in effect. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law. Assignor has not received any notice that the current use and occupation of any portion of the Premises violates any of, and, where applicable, is not in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises.

                          7.6 The Lease.  Attached hereto as Exhibit A is a
true and correct copy of the Lease. The Lease is in full force and effect, has not been modified or amended in






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any way except as stated above and neither Landlord (to the best of Assignor's knowledge) nor Assignor is in default, or sent or received any notice of default, in respect of the Lease. No event has occurred or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default by Assignor under the Lease. Neither Assignor nor Landlord has (to the best of Assignor's knowledge) exercised any right or option, or stated its intent, to terminate or cancel the Lease. Assignor has not assigned, transferred or conveyed the Lease or any interest therein, or granted any right or option with respect thereto, to any party other than Assignee.

                               7.7 Title to the Lease and Property.  Assignor's
title to the Lease and the Property are free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth in Exhibit D attached hereto and made a part hereof (the "Permitted Exceptions").

                               7.8 Contracts.  Except for the Lease and as set
forth on Exhibit C, Seller is not a party to any Contracts. Exhibit C sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibits. Assignor is not holding any security deposits under any of said Contracts. Each of the Contracts are in full force and effect and no party under any such Contract, including Assignor, is in default, or has sent or received notice of default, in any respect of any such Contract.

                        7.9 Condition of the Improvements. To the best of Assignor's knowledge, there are no material structural or mechanical defects in the Improvements, and there are no leaks in any roof on any Improvement designed for human habitation.

                        7.10 Condition of Personal Property. The Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is adequate, suitable and sufficient to meet the needs of and to operate the Premises and the Property as presently conducted by Assignor.

                        7.11 Environmental Matters.

                                 7.11.1 As used in this Agreement "Hazardous
Material" shall mean (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes




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of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

                                7.11.2 To the best of Assignor's knowledge,
there is no Hazardous Material in excess of permissible limits under applicable law, rule, regulation, etc. at, under or on the Premises and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises except as may be identified or referenced in the Phase I Preliminary Environmental Site Investigation prepared by AES Inc. and dated September 1996. To the best of Assignor's knowledge, Assignor has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises.

                                 7.11.3 To the best of Assignor's knowledge,
Assignor has no obligation or liability incurred with respect to the Premises imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Assignor or the Premises or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").

                                7.11.4 Assignor has not been subject to any
civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.

                                 7.11.5 To the best of Assignor's knowledge,
the Premises are not (a) listed or proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss. 9601(9), or any comparable list maintained by any foreign, state or local government authority.

                                 7.11.6 To the best of Assignor's knowledge,
there are no underground storage tanks at the Premises and Assignor further warrants and represents that Assignor is not aware of any prior use and operation of underground storage tanks at the Premises.

                       7.12 Tax Proceedings. Assignor is not aware of any proceedings





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pending regarding the reduction of real estate taxes or assessments in respect of the Premises.

                         7.13 Utilities.  All water, storm and sanitary sewer,
gas, electricity, telephone and other utilities adequately service the Premises as the business is currently conducted, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of Assignee, the Premises are furnished by facilities of public or quasi-public utilities and, to the best of the Assignors knowledge, the cost of installation of such utilities has been fully paid.

                         7.14 Access.  To the best of Assignor's knowledge,
there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises, or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises.

                         7.15 Insurance Requirements.  All requirements or
recommendations delivered to Assignor by any insurer or by any board of fire underwriters or similar body in respect of the Premises have been satisfied.

                         7.16 Litigation.  To the best of Assignor's knowledge,
there is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, threatened against, or relating to, Assignor, General Partner, the Premises, the Business or the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation, except as otherwise disclosed in writing to Assignee with respect to Thomas Utman.

                       7.17 Assessments. There are no special or other assessments for public improvements or otherwise now affecting the Premises (except as may be shown of record) nor does Assignor know of (a) any pending or threatened special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.

                        7.18 Employee Agreements. There are no union or employment contracts or agreements (written or oral) entered into by Assignor involving employees of Assignor or its affiliates affecting the Premises or the Business which will survive the Closing. All employees of Assignor will have been terminated by Assignor as of the Closing.

                        7.19 Work at the Premises. No services, material or work have been supplied to the Premises for which payment has not been made in full.
                        7.20 Financial Condition. Assignor has delivered to Assignee true and correct copies of financial statements consisting of audited balance sheets and income statements of Assignor as of December 31, 1995 and unaudited income statements for the





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period from January 1, 1996 through the date hereof. Each such balance sheets present fairly the financial condition, assets and liabilities of Assignor as of its date; each such statement of income presents fairly the results of operations of Assignor for the period indicated. The financial statements referred to in this Section are in accordance with the books and records of Assignor. Since December 31, 1995: (a) there has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of Assignor, the Premises, the Property or Business; (b) the Business has been conducted in all respects only in the ordinary course; and (c) Assignor has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.


                        7.21 Full Disclosure. To the best knowledge of Assignor, none of the information supplied by Assignor herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading; provided, however, Assignor has not undertaken (not will it undertake) any investigation of public records, the Premises or otherwise except as is specifically stated herein.

                      8. Representations and Warranties of Assignee. Assignee hereby represents and warrants to Assignor as follows:

                               8.1 Organization; Power and Authority.  Assignee
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                               8.2 Due Authorization and Execution; Effect of
Agreement. The execution, delivery and performance by Assignee of this Agreement and the consummation by Assignee of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Assignee. This Agreement has been duly and validly executed and delivered by Assignee and constitutes the valid and binding obligation of Assignee, enforceable in accordance with its terms. The execution, delivery and performance by Assignee of this Agreement and the consummation by Assignee of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Assignee is subject; (b) violate any order, judgment or decree applicable to Assignee; or (c) conflict with or result in a breach of or a default under any term or condition of Assignee's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Assignee is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

                      9. Survival. The representations and warranties of the parties made in




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Articles 7 and 8 shall survive the Closing.

                      10. Further Assurances. At any time and from time to time after the date hereof, either party shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action as the requesting party may reasonably request in order to transfer into the name of Assignee the Lease and any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Article shall survive the Closing.

                      11. Brokers. Assignor and Assignee warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein other than the Broker. Assignee and Assignor hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than the Broker who claims to have dealt with the indemnifying party in connection with this transaction. Assignor shall pay the Broker all commissions due to the Broker by reason of this transaction pursuant to a separate agreement between Assignor and the Broker. The provisions of this Article shall survive the Closing or any termination of this Agreement.

                      12. "As Is". Assignee represents that it has inspected the Premises and the Property and is familiar with the physical condition thereof, and that, in reliance upon such inspection, it agrees to accept the Premises and the Property "as is", in its condition at the date of this Agreement. Except as otherwise expressly stated in this Agreement (i) Assignor makes no representations or warranties as to the physical condition of the Premises or the value, fitness or viability of the Business and (ii) Assignee waives its right to recover from Assignor and its partners (including any officers, directors, partners or trustees of such partners), employees, agents, assignees and successors, any and all damages, losses, liabilities, costs or expenses whatsoever (including reasonable attorneys' fees and costs) and claims therefor, whether direct or indirect, known or unknown, foreseen or unforeseen, which arise on account of or in any way grow out of or are connected with the physical condition of the Premises or the value, fitness or viability of the Business. Assignee expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

                      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."






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                      ------------------------------
                      Assignee's Initials


                  13. Costs and Fees.

                      13.1 Assignor shall pay (a) 50% of the costs and expenses incurred in connection with the preparation of the audited financial statements referred to in Section 7.20 hereof, (b) transfer or conveyancing taxes, if any, and (c) the costs and expenses incurred in connection with the preparation of a survey of the Premises.

                      13.2 Assignee shall pay for (a) the examination of title, (b) the issuance of a policy of title insurance for Assignee and (c) an ASTM Phase I environmental survey of the Premises.

                      13.3 Each party shall pay for its own legal costs and expenses. Any other costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction where the Premises are located.

                      13.4 The provisions of this Article shall survive the Closing.

                   14. Indemnification.

                               14.1 Subject to the further provisions of this
Article, Assignor shall protect, defend, hold harmless and indemnify Assignee, its officers, directors, shareholders, employees and agents, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability or other liability or obligation of Assignor which is not an Assumed Liability; (ii) the breach by Assignor of any representation, warranty, covenant or agreement of Assignor contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.1.

                               14.2 Subject to the further provisions of this
Article, Assignee shall protect, defend, hold harmless and indemnify Assignor, its partners (and any partners, officers, directors or trustees of a partner), employees and agents, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed Liabilities on and after



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





the date hereof, (ii) the breach of any representation, warranty, covenant or agreement of Assignee contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.2.

                               14.3 Whenever a party hereto (such party and each
of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified
Party. The failure to provide a timely Notice of Claim as provided in this
Section 14.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 14.3.

                        14.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.

                        14.5 The obligation of the Assignor under Section 14.1 hereof shall be


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



satisfied first from the Escrowed Funds (as defined in the Escrow Agreement), and, if the Escrowed Funds are inadequate to provide indemnification to Purchaser, then from Assignor directly.

                      15. Notices. All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Assignor to Assignee shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Daniel Laifer, Esq. A copy of any Notice given by Assignee to Assignor shall simultaneously be given in either manner provided above to Heffernan & Boortz, 610 Newport Center Drive, Suite 700, Newport Beach, California 92660, Attention: Don Boortz, Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

                      16. Miscellaneous.

                               16.1 This Agreement shall bind and inure to the
benefit of the parties hereto and their respective successors and assigns.

                               16.2 This Agreement shall be governed by,
interpreted under and construed and enforced in accordance with, the laws of the State of California. The initial defendant in any action shall have the right to choose the venue of such action.

                               16.3 The captions or article headings in this
Agreement are for convenience only and do not constitute part of this Agreement.

                               16.4 It is agreed that, except where otherwise
expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.

                               16.5 This Agreement (including the Exhibits
annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

                              16.6 This Agreement may not be modified, changed,
supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.


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




                               16.7 No waiver of any breach of any agreement or
provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

                               16.8 This Agreement may be executed in one or
more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original. If this Agreement is so executed by one (1) or more parties in counterpart, the pages bearing the signatures of such parties may be transmitted to the other parties by way of facsimile, which transmission shall be deemed the same as delivery hereunder of original signatures.

                               16.9 Should any dispute arise between the
parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to a reasonable sum as and for their or his or its attorneys fees and legal costs in connection with such dispute.

                                16.10 Neither party may cause this Agreement
to be recorded in any public office. Either party may cause a copy of the assignment and assumption of the Lease to be recorded in the appropriate public office.

                      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    USA GOLF CENTERS, LTD. #2

                                    By:      Hackett Management
                                             Corporation, a California
                                             corporation as its General Partner


                                             By: ______________________
                                                 Name:  Terry C. Hackett
                                                 Title: President


                                    WESTMINSTER FAMILY GOLF
                                    CENTERS, INC.


                                    By: ____________________________
                                          Name:
                                          Title:


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




STATE OF CALIFORNIA                 )
                                    )ss.:
COUNTY OF ORANGE                    )


         On __________________, 1996, before me, _____________________, Notary
Public, personally appeared TERRY C. HACKETT, personally known to me (or proven to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.


                                    Signature______________________________
[SEAL]





STATE OF                   )
                           )ss.:
COUNTY OF                           )


         On the ___ day of September, 1996, before me personally came ________________, to me known, who being by me duly sworn, did depose and say that he is the _______________________________ of WESTMINSTER FAMILY GOLF CENTERS, INC., the corporation described in and which executed the foregoing instrument, and that he signed his name thereto by order of the Board of Directors of said corporation.


------------------------------------
Notary Public





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